Exhibit 99.1

Company Contact:	Investor Relations Contact:
Senesco Technologies, Inc.	FD
Bruce Galton	Brian Ritchie
Chief Executive Officer	(brian.ritchie@fd.com)
(bgalton@senesco.com)	(212) 850-5600
(732) 296-8400

Senesco and Harris Moran Mutually Agree to Terminate Development and License Agreement Due to Restructuring

NEW BRUNSWICK, N.J. December 5, 2008 — Senesco Technologies, Inc. (“Senesco” or the “Company”) (NYSE Alternext US: SNT) announced today that its Development and License Agreement with the Harris Moran Seed Company (“Harris Moran”) has been terminated by mutual agreement because of Harris Moran’s recently announced corporate restructuring.

Harris Moran has reported that its parent company, Limagrain, restructured its vegetable seed operations and that Harris Moran will now be part of a new Business Unit with Clause (France) and Marco Polo (Thailand).  This restructuring has resulted in a consolidation of R&D efforts amongst Harris Moran and its sister companies that will not encompass Senesco’s technology.  Harris Moran made Senesco aware of this shift in R&D focus and presented the Company with a letter on December 1, 2008 formally ending the relationship through the mutual agreement of the parties.

Pursuant to the terms of the Development and License Agreement all rights to use Senesco’s technology in lettuce and melon revert to Senesco.

About Senesco Technologies, Inc.

Senesco Technologies, Inc. is a U.S. biotechnology company, headquartered in New Brunswick, NJ. Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if the technology is applicable in human medicine. Accelerating apoptosis may have applications to development of cancer treatments. Delaying apoptosis may have applications to certain diseases inflammatory and ischemic diseases. Senesco takes its name from the scientific term for the aging of plant cells: senescence. Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress. The Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence. Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, our ability to maintain our continued listing standards for the next 12 months, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.